Exhibit 2.1

EXECUTION COPY

AMENDMENT NO. 1 TO THE

AGREEMENT AND PLAN OF MERGER

Amendment No. 1, dated as of December 17, 2006 (this “Amendment”), to the Agreement and Plan of Merger, dated as of October 16, 2006 (as amended hereby, the “Merger Agreement”), by and among ELI LILLY AND COMPANY, an Indiana corporation (“Parent”), TOUR MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and ICOS CORPORATION, a Washington corporation (the “Company”).

WHEREAS, Parent, Merger Sub and the Company have heretofore entered into the Merger Agreement providing, among other things, for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent;

WHEREAS, Parent, Merger Sub and the Company have agreed to amend certain provisions of the Merger Agreement; and

WHEREAS, the Boards of Directors of Parent and the Company each have unanimously approved such amendments to the Merger Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Parent, Merger Sub and the Company agree as follows:

1. Definitions. Unless otherwise defined herein, capitalized terms that are defined in the Merger Agreement and used herein shall have the meanings set forth in the Merger Agreement.

2. Amendment to Section 3.1(c). The first sentence of Section 3.1(c) is hereby amended by deleting “$32.00” and replacing such amount with “$34.00”.

3. Representations and Warranties of the Company. Except as otherwise disclosed in the Company Disclosure Schedule, the Company represents and warrants that the representations and warranties contained in Sections 4.1, 4.4, and 4.5 of the Merger Agreement (as qualified by the introductory paragraph of Article IV of the Merger Agreement) are true and correct after giving effect to this Amendment. The Company does not make any other representations or warranties as of the date of this Amendment.

4. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant that their representations and warranties contained in Sections 5.1, 5.2 and 5.3 of the Merger Agreement are true and correct after giving effect to this Amendment. Parent and Merger Sub do not make any other representations or warranties as of the date of this Amendment.

5. Additional Representation and Warranty of the Company. Section 4.23 of the Merger Agreement is hereby amended by adding the following at the end thereof:

“The Company has received the opinion of the Company Financial Advisor, dated the date of this Amendment, to the effect that, as of the date of this Amendment, the Merger Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to the holders of such shares, and a complete and correct signed copy of such opinion will be made available to Parent.”

6. References. Each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment.

7. Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Merger Agreement not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Merger Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

8. Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same amendment and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9. Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof, except that the Merger shall be effected in accordance with the WBCA and the DGCL.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

ELI LILLY AND COMPANY

By:	/s/ Sidney Taurel
Sidney Taurel
Chairman of the Board and Chief Executive Officer

TOUR MERGER SUB, INC.

By:	/s/ Brian E. Edelman
Brian E. Edelman
President

ICOS CORPORATION

By:	/s/ Paul N. Clark
Paul N. Clark
Chairman of the Board, President and Chief Executive Officer